Exhibit (a)(4)




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             [Published April 7, 2006 in Investor's Business Daily]

This announcement is not an offer to buy or a solicitation of an offer to sell Shares. The Offer is being made solely by the formal Offer to Purchase forwarded to holders of record ("Holders") and is not being made to, and tenders will not be accepted from, Holders residing in any jurisdiction in which making or accepting the Offer would be illegal. In those jurisdictions where the laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchasers only by one or more registered dealers licensed under the laws of such jurisdiction.

                      NOTICE OF OFFER TO PURCHASE FOR CASH:

    Up to 172,961 Shares of beneficial interest of Palmetto Real Estate Trust
     (the "Company") at a price of $3.50 per Share by: MPF NY-2005, LLC, MPF Flagship Fund 10, LLC, MPF Income Fund 23, LLC, MPF DeWaay Fund 3, LLC
                     (collectively the "Company Purchasers")
                                       and
   Up to 12,300 Units of Limited Partnership Interest of Consolidated Capital Growth Fund, a Delaware limited partnership (the "Partnership") at a price of
$75 per Unit by: MPF-NY 2005, LLC; MPF Flagship Fund 10, LLC; MPF DeWaay Premier
      Fund 2, LLC; MPF Blue Ridge Fund I, LLC; MPF Blue Ridge Fund II, LLC
                  (collectively the "Partnership Purchasers")
                                       and
   Up to 100,000 Shares of Class B and 200,000 Shares of Class C common stock of AmREIT, a Texas real estate investment trust ("AmREIT") at a price of $6.00 and $5.00 per Share, respectively, by: MPF-NY 2005, LLC, Sutter Opportunity Fund 3, LLC, MPF DeWaay Fund 4, MPF Flagship Fund 10, LLC, MPF DeWaay Premier
                   3, LLC, and MacKenzie Patterson Fuller, LP
                     (collectively the "AmREIT Purchasers")

The Company Purchasers are offering to purchase for cash up to 172,961 shares of beneficial interest ("Shares") of the Company, at a price of $3.50 per Share upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Company Offer" and the "Company Tender Offer Documents").

         The Partnership Purchasers are offering to purchase for cash Up to 12,300 Units of Limited Partnership ("Units") of the Partnership at a price of $75 per Unit upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Letter of Transmittal (which together constitute the "Partnership Offer" and the "Partnership Tender Offer Documents"). Together, the Company Purchasers and the Partnership Purchasers are the "Purchasers," the Company Offer and Partnership Offer are the "Offer," and the Company Tender Offer Documents and the Partnership Tender Offer Documents are the "Tender Offer Documents."

         The AmREIT Purchasers are offering to purchase for cash up to 100,000 Shares of Class B and 200,000 Shares of Class C common stock ("Stock") of AmREIT upon the terms and subject to the conditions set forth in Purchasers' Offer to Purchase and in the related Assignment Form for the offer (which together constitute the "AmREIT Offer").

   THE PARTNERSHIP AND COMPANY OFFERS AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, PACIFIC TIME, ON MAY 22, 2006, UNLESS AN OFFER IS EXTENDED. THE AMREIT OFFER EXPIRES AT 12:00 MIDNIGHT ON APRIL 28, 2006 AND HAS NO WITHDRAWAL RIGHTS.

Funding for the purchase of the Shares, Units, and Stock will be provided through the Purchasers' existing working capital. None of the offers is made for the purpose of acquiring or influencing control of the business of the respective issuer. The Offer will expire at 12:00 midnight, Pacific Time on May 22, 2006, unless and until Purchasers, in their sole discretion, shall have extended the period of time for which the Offer is open (such date and time, as extended the "Expiration Date"). The Purchasers will not provide a subsequent offering period following the respective Expiration Dates. If Purchasers make a material change in the terms of the offers, or if they waive a material condition to the offers, Purchasers will extend the offers and disseminate additional tender offer materials to the extent required by Rules 14d-4(c) and 14d-6(d) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The minimum period during which the offers must remain open following any material change in the terms of the respective offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, will depend upon the facts and circumstances including the materiality of the change with respect to a change in price or, subject to certain limitations, a change in the percentage of securities ought or a change in any dealer's soliciting fee. A minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to Holders. Accordingly, if prior to the Expiration Date, Purchasers increase (other than increases of not more than two percent of the outstanding Shares or Units or Stock) or decrease the number of Shares or Units or Stock being sought, or increase or decrease the consideration offered pursuant to the offers, and if the offers are scheduled to expire at any time earlier than the period ending on the tenth business day from the date that notice of such increase or decrease is first published, sent or given to Holders, the offers will be extended at least until the expiration of such ten business days. For the foregoing purposes, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Time. In all cases payment for the Shares or Units or Stock purchased pursuant to the offers will be made only after timely receipt of the Letters of Transmittal or Assignment Forms (or facsimiles thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by such Letters of Transmittal or Assignment Forms. Tenders of Shares or Units or Stock made pursuant to the offers are irrevocable, except that Holders who tender their Shares or Units (not Stock) in response to the Offer (not the AmREIT Offer) will have the right to withdraw their tendered Shares or Units at any time prior to the Expiration Date by sending to MacKenzie Patterson Fuller, LP a written or facsimile transmission notice of withdrawal identifying the name of the person who tendered Shares or Units to be withdrawn, signed by the same persons and in the same manner as the Letter of Transmittal tendering the Shares or Units to be withdrawn. In addition, tendered Shares or Units may be withdrawn at any time on or after June 7, 2006, unless the tender has theretofore been accepted for payment as provided above. The AmREIT Offer is irrevocable and has no withdrawal rights. If tendering Holders tender more than the number of Shares or Units that Purchasers seek to purchase pursuant to the Offer for those Shares or Units, Purchasers will take into account the number of Shares or Units so tendered and take up and pay for as nearly as may be pro rata, disregarding fractions, according to the number of Shares or Units tendered by each tendering Shareholder or Unitholder during the period during which that Offer remains open. The terms of the AmREIT Offer provide that Stock will be accepted on a "first-come, first-buy basis." The terms of the offers are more fully set forth in the formal Tender Offer Documents and the AmREIT Offer, which are available from Purchasers at the Purchasers' expense. The Offer contains terms and conditions and the information required by Rule 14d-6(d)(1) under the Exchange Act which are incorporated herein by reference. The Tender Offer Documents and the AmREIT Offer contain important information which should be read carefully before any decision is made with respect to the offers.

         The offers may be obtained by written request to Purchasers or as set forth below. A request has been made to the Company and the Partnership pursuant to Rule 14d-5 under the Exchange Act for the use of its list of Holders for the purpose of disseminating the Offer to Holders. Upon compliance by the Company or the Partnership with such request, the Tender Offer Documents and, if required, other relevant materials will be mailed at the Purchasers' expense to record holders of Shares or Units, brokers, banks and similar persons whose names appear or whose nominee appears on the list of securities holders, or persons who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares or Units. For Copies of the offers, call Purchasers at 1-800-854-8357, make a written request addressed to 1640 School Street, Moraga, California 94556, email to offers@mpfi.com, or visit our website at www.mpfi.com (click on MPF Tenders). April 7, 2006